MEXORO Minerals Ltd.

880-609 Granville Street

PO Box 10321 Pacific Centre

Vancouver, BC  V7Y 1G5

T/F : 1.800.661.7830

F : 1.888.639.4097

www.mexoro.com

August 15, 2006

Mathew C. Wunder

8 Barnes Crescent

Georgetown, ON

L7G 5T5 Canada

RE: MEXORO MINERALS OFFER OF EMPLOYMENT

Dear Mr. Wunder:

It is our pleasure to offer to you employment with out firm in the position of Vice President of Exploration commencing August 15, 2006. The offer is subject to you being able to obtain a work permit in Mexico. The position would entail that you report directly to Mario Ayub, Chief Operating Officer. If you accept this offer of employment, your duties will include management and direction of all mineral exploration projects for Mexoro Minerals as modified from time to time, and such other duties, tasks and work as may be assigned.

Your rate of compensation shall be as follows:

1.

Base salary $120,000 USD per annum, paid on a monthly basis

2.

150,000 stock options at 10% discount to market price on the day of acceptance, vesting over a three year period (25,000 shares semi annually).

3.

50,000 share stock award for all single discoveries between 250,000 and 499,999 ounces of gold equivalent.

4.

An additional 50,000 share stock award for each additional 250,000 ounces gold equivalent single discoveries up to a maximum of 200,000 shares for over 1 million ounces gold equivalent (i.e. total of 200,000 shares for every 1 million ounce gold equivalent discovery).

5.

Reasonable vouchered expenses incurred on company business will be reimbursed.

6.

Appropriate Medical, Dental and Long Term Disability, contingent upon successful completion of the probationary period.

7.

Use of corporate vehicle

8.

Four weeks paid vacation

9.

Living out allowance of $1,000 USD per month

There will be a three month probationary period during which it is contemplated that you will work our of the Chihuahua Mexico office. This time in Mexico will give you time to ensure the job was right for you (and you for us) as well as allow you to find an appropriate place to live (Tucson or such other place that is mutually acceptable). Following the end of our regular probationary period for new employees, you will be eligible to receive employee benefits normally provided to regular full-time employees. The terms of the benefits will be determined during the probationary period to the mutual satisfaction of both parties. (See point 6 above).

As Mexoro Minerals is a public company you will be required to sign non-disclosure/confidentiality agreements. As well you will be regulated by various U.S. securities acts mainly pertaining to the dissemination of news and the trading of shares.

This offer of employment will remain open until 17h00 P.T. July 31, 2006 unless earlier rescinded or modified. If you do decide to accept this offer of employment, please sign the enclosed copy of this letter and return it to us as soon as possible by fascimilie (888-639-4097) and (604-685-6940) and regular mail to:

Mexoro Minerals Ltd.

609 Granville Street, Suite 880

PO Box 10321 Pacific Centre

Vancouver, BC

Canada V7Y 1G5

Please accept out congratulations. We certainly hope that you will accept this offer and join our organization.

Regards,

MEXORO MINERALS LTD.

Bob Knight

President

Acknowledgement

In response to the above offer of employment (INITIAL ONE ONLY):

________

I accept the within offer of employment

________

I do not accept the within offer of employment

____________________

Mathew Wunder